Pricing Supplement No.3 Dated February 24, 2000
(To Prospectus Dated January 6, 2000 and
Prospectus Supplement Dated January 31, 2000)
                                                                  Rule 424(b)(3)
                                                          Registration Statement
                                                                   No. 333-91953
                               U.S.$12,000,000,000
                            Ford Motor Credit Company
                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue


     Ford Motor Credit Company has designated $100,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Chase Securities Inc. has agreed to purchase $100,000,000 aggregate principal amount of the Notes at a price of 99.945% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.

Issue Date:                                 February 29, 2000

Maturity Date:                              February 28, 2003

Principal Amount:                           $100,000,000

Interest Rate Basis:                        LIBOR Telerate having an Index
                                            Maturity of three months plus 15
                                            basis points (0.15%)

Interest Reset Dates:                       On the Issue Date and thereafter
                                            quarterly on the 28th day of each
                                            February, May, August and
                                            November, until the Notes are
                                            paid in full

Interest Payment Dates:                     Quarterly on the 28th day of
                                            each February, May, August and
                                            November, beginning May 28, 2000,
                                            and at Maturity

CUSIP No.:                                  345402 4W 8

Interest Determination
Date:                                       Two London banking days prior to
                                            each Interest Reset Date

Reference Agent:                            The Chase Manhattan Bank

                        CHASE SECURITIES INC.